Exhibit 10.8

                                SECOND AMENDMENT
                        HEICO SAVINGS AND INVESTMENT PLAN

WHEREAS, the HEICO Savings and Investment Plan (the "Plan") was amended and restated, effective January 1, 2002;

WHEREAS, HEICO Corporation (the "Company") has previously adopted the Plan;

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan; and

WHEREAS, the Company deems it advisable to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2002 (except for those sections that have an alternate effective date) as follows:

FIRST: A new appendix "Appendix D" is hereby added which shall read;

                                   APPENDIX D
                        MINIMUM DISTRIBUTION REQUIREMENTS

SECTION 1. GENERAL RULES

1.1. Effective Date. The provisions of this Appendix D will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2. Precedence. The requirements of this Appendix D will take precedence over any inconsistent provisions of the Plan.

1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this article will be determined and made in accordance with the treasury regulations under Code Section 401(a)(9).

1.4. TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Appendix D, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

SECTION 2. TIME AND MANNER OF DISTRIBUTION.

2.1. Required Beginning Date. The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant's required beginning date, as defined in section
        10.06 of the Plan.

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2.2.    Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:

          (a) If the Participant's surviving spouse is the Participant's sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

          (b) If the Participant's surviving spouse is not the Participant's sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

          (c) If there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

          (d) If the Participant's surviving spouse is the Participant's sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse was the Participant.

For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the Participant's required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant's required beginning date (or to the Participant's surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3. Forms of Distribution. Unless the Participant's interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this Appendix. If the Participant's interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section Code Section 401(a)(9) and the treasury regulations.

SECTION 3. REQUIRED MINIMUM DISTRIBUTIONS DURING PARTICIPANT'S LIFETIME.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant's lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

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          (a) the quotient obtained by dividing the Participant's account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's age as of the Participant's birthday in the distribution calendar year; or

          (b) if the Participant's sole designated beneficiary for the distribution calendar year is the Participant's spouse, the quotient obtained by dividing the Participant's account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the distribution calendar year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant's Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant's date of death.

SECTION 4. REQUIRED MINIMUM DISTRIBUTIONS AFTER PARTICIPANT'S DEATH.

4.1.    Death On or After Date Distributions Begin.

          (a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant's designated beneficiary, determined as follows:

                (1) The Participant's remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

                (2) If the Participant's surviving spouse is the Participant's sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant's death using the surviving spouse's age as of the spouse's birthday in that year. For distribution calendar years after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year.

                (3) If the Participant's surviving spouse is not the Participant's sole designated beneficiary, the designated beneficiary's remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant's death, reduced by one for each subsequent year

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          (b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant's death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the Participant's remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

4.2.    Death Before Date Distributions Begin.

          (a) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the remaining life expectancy of the Participant's designated beneficiary, determined as provided in section 4.1.

          (b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, distribution of the Participant's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

          (c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant's surviving spouse is the Participant's sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the Participant.

SECTION 5. DEFINITIONS.

5.1. Designated beneficiary. The individual who is designated as the beneficiary under section 2.08 of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-l, Q&A-4, of the Treasury regulations.

5.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin under section
        2.2. The required minimum distribution for the Participant's first distribution calendar year will be made on or before the Participant's required beginning date. The required minimum distribution for other

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        distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3. Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

5.4. Participant's account balance. The account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

SECOND: Section 2.44 of the Plan is hereby amended and replaced with the following which shall read:

            Section 2.44 "Rollover Contribution" shall mean any distribution as provided for in Code Section 402(c)(4), or any other provision of the Code which may permit rollovers to the Plan from time to time, from an eligible retirement plan as that term is defined in Code
            Section 402(c)(8).

THIRD: Subsection 10.06(d) of the Plan is hereby amended and replaced with the following which shall read:

               (d) Notwithstanding the above, effective for Plan Years beginning after December 31, 2001, the value of a Participant's nonforfeitable Account balance shall be determined without regard to that portion of the Account balance that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16). If the value of the Participant's nonforfeitable account balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant's entire nonforfeitable Account balance.

FOURTH: Section 7.01 (a) of the Plan is hereby amended by adding the following paragraph at the end thereof:

            Notwithstanding the foregoing, the Committee may elect to determine the permissible Actual Deferral Percentage for Highly Compensated Employees for any Plan Year beginning on or after January 1, 1997 on the basis of the Actual

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            Deferral Percentage of the Non-Highly Compensated Employees for the
            current Plan Year rather than the preceding Plan Year, in accordance with such regulations, notices or other guidance issued under Code
            Section 401(k).

FIFTH: Section 7.02(a) of the Plan is hereby amended by adding the following paragraph at the end thereof:

            Notwithstanding the foregoing, the Committee may elect to determine the permissible Actual Contribution Percentage for Highly Compensated Employees for any Plan Year beginning on or after January 1, 1997 on the basis of the Actual Contribution Percentage of the Non-Highly Compensated Employees for the current Plan Year rather than the preceding Plan Year, in accordance with such regulations, notices or other guidance issued under Code Section 401(m).

SIXTH: Section 2.46 of the Plan is hereby amended and replaced with the following which shall read:

            Section 2.46 "Termination of Employment" or "Termination Date" shall be the date on which the earliest of the following events occurs:
            (a) a Participant's retirement, (b) a Participant's termination of employment as a result of Total and Permanent Disability, (c) a Participant's death, or (d) a Participant's termination of employment for any other reason. Transfer of employment among Affiliates will not be considered a termination of employment with any Employer.

IN WITNESS WHEREOF, HEICO Corporation has caused this Amendment to be duly executed and its seal to be hereunto affixed on the date indicated below.

ATTEST:                                              HEICO CORPORATION

(Corporate Seal)                                     By:   /s/ Thomas S. Irwin
                                                         -----------------------
                                                     Name:  Thomas S. Irwin
                                                     Title: Treasurer
                                                     Date:  February 7, 2003

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